EXHIBIT 10.30

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the 9th day of September, 2005, between PROVIDE COMMERCE, INC., a Delaware corporation and formerly Proflowers, Inc. (the “Company”), and WILLIAM STRAUSS (“Executive”).

WHEREAS, the Company and Executive have previously entered into an Amended and Restated Employment Agreement dated February 24, 2003, as amended by that certain First Amendment to Employment Agreement dated as of September 24, 2004 (the “Prior Agreement”).

WHEREAS, the Company and Executive desire to amend certain terms and conditions set forth in the Prior Agreement as set forth in this Amendment.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 3(a). The first sentence of Section 3(a) of the Prior Agreement is hereby amended to read as follows:

“(a) Effective August 1, 2005, Executive’s base salary shall be $500,000 per annum (the “Base Salary”) payable in cash and in accordance with the Company’s general payroll practices.”

2. Section 5(c). The first two sentences of Section 5(c) of the Prior Agreement are hereby amended to read as follows:

“(c) The Company may, immediately and unilaterally, terminate Executive’s employment and this Agreement for any reason. If the Company so terminates Executive’s employment pursuant to this Section 5(c) (i.e., none of the matters specified in Section 5(b) has occurred), the Company shall extend to Executive: (i) continued health, vision and dental coverage (to the extent such coverage was provided to Executive as of the date of termination) for a period of thirty (30) months with Executive responsible for payment of premiums in the same amount as of the date of termination (e.g., if Executive is paying $500 of the premium at termination, he will continue to pay $500 of any future premium, regardless of the amount of such premium; (ii) the severance benefit (the “Severance Benefit”), consisting of One Million Five Hundred Thousand Dollars ($1,500,000), One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of which shall be paid in a lump-sum payment within eight (8) days of receipt of an executed Release in a form reasonably acceptable to the Company and substantially in the form attached hereto as Exhibit A, with the remaining Two Hundred Fifty Thousand Dollars ($250,000) paid in regular installments, corresponding to the Company’s regular payroll dates, over a period of thirty (30) months following the date of termination; and (iii) full vesting of Executive’s then-outstanding Stock Awards (as defined below), and an extension of the exercise period for said Stock Awards following the date of termination to thirty (30) months.”

3. New Section 5(e). A new Section 5(e) is hereby added as follows:

“(e) Definition of Stock Awards. For purposes of this Agreement, the term “Stock Awards” shall mean all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.”

4. Section 19. Section 19 of the Prior Agreement is hereby amended in its entirety as follows:

“19. Arbitration. The parties agree that, with the sole exception of the subjects listed in the next sentence, any and all disputes that they have with each another which arise out of, are based upon, or relate to Executive’s employment or the terms of this Agreement, including without limitation the determination whether a particular dispute is arbitrable, shall be resolved through final and binding arbitration, as specified herein, including without limitation any and all disputes relating to the termination of Executive’s employment, the stock options granted to Executive, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any state or local law or regulation now in existence or hereinafter enacted and as amended from time to time. The only exception to this paragraph is that claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws will be resolved in accordance with applicable law and procedures. Binding arbitration will be conducted in San Diego County, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures then in effect. Executive and the Company agree that, while the Company will initially bear the arbitrator’s fee and the administrative fees to be charged by JAMS, the Company and Executive shall each bear their own attorneys’ fees, expert witness fees, and other costs incurred in connection with the arbitration, and the arbitrator will have authority to award attorneys’ fees and costs to the prevailing party in accordance with applicable law. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If either party is required to compel arbitration of a dispute governed by this paragraph, the party prevailing in that proceeding shall be entitled to recover from the other party its reasonable costs and attorneys’ fees incurred to compel arbitration. Neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to Code of Civil Procedure § 1281.8. Both Executive and the Company expressly waive their right to a jury trial.”

5. New Section 22. A new Section 22 is hereby added as follows:

“22. Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code and the Treasury Regulations thereunder.”

6. Effect of Amendment. Except as set forth in this Amendment, the Prior Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereby have executed this SECOND AMENDMENT TO EMPLOYMENT AGREEMENT as of the date first written above.

PROVIDE COMMERCE, INC.

By:	/s/ Joel Citron
Joel Citron
Chairman of the Board

EXECUTIVE

/s/ William Strauss
William Strauss

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